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                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF LATHAM & WATKINS]

                                  July 15, 2002

Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320-1799


     Re:  Registration Statement on Form S-8 of Common Stock, $0.0001 par value
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          per share
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Ladies and Gentlemen:

     In connection with the registration by Amgen Inc., a Delaware corporation (the "Company"), of 40,099,696 shares of its common stock, par value $0.0001 per share (the "Shares"), under the Securities Act of 1933, as amended, on the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 16, 2002 (the "Registration Statement"), issuable pursuant to the Plans (as defined below), you have requested our opinion with respect to the matters set forth below. For purposes of this opinion, "Plans" shall mean the Amgen Inc. Amended and Restated 1993 Equity Incentive Plan (formerly known as the Immunex Corporation 1993 Stock Option Plan), the Amgen Inc. Amended and Restated 1999 Equity Incentive Plan (formerly known as the Immunex Corporation 1999 Stock Option Plan), the Amgen Inc. Amended and Restated 1999 Employee Stock Purchase Plan (formerly known as the Immunex Corporation 1999 Employee Stock Purchase Plan), the Immunex Corporation Stock Option Plan for Nonemployee Directors, as amended, and the Amgen Inc. Profit Sharing 401(k) Plan and Trust (formerly known as the Immunex Corporation Profit Sharing 401(k) Plan and Trust).

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

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Latham & Watkins
July 15, 2002
Page 2

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing, it is our opinion that the Shares have been duly authorized, and, upon the issuance of the Shares in accordance with the terms of the Plans, and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Latham & Watkins